Exhibit 99.02

Press Release www.shire.com

Share dealings by Persons Discharging Managerial Responsibility

February 24, 2012 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company was notified today that Sylvie Gregoire had exercised an award of Stock Appreciation Rights granted under the Shire Portfolio Share Plan and sold the resulting American Depository Shares (“ADSs”). One ADS is equal to three Shire ordinary shares.

No of ADSs exercised	Exercise price	No of ADSs received and sold	Sale price	Date of transaction
10,000	$38.63	6,320	$105.00	February 23, 2012
10,000	$38.63	6,355	$106.00	February 24, 2012

The Company was also notified today that on February 23, 2012, Michael Cola sold 11,085 ADSs at an average sale price of $104.0882 per ADS.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX